Exhibit 99.1

New Senior Announces First Quarter 2020 Results

NEW YORK--(BUSINESS WIRE)--May 8, 2020--New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter ended March 31, 2020.

FIRST QUARTER 2020 FINANCIAL HIGHLIGHTS

  Net income of $5.2 million, or $0.06 per diluted share
  Total net operating income (“NOI”) from continuing operations of $35.5 million, which excludes the assets in the Assisted Living/Memory Care (“AL/MC”) portfolio sold in February 2020 (the “AL/MC Transaction”)
  Total same store cash NOI increased 0.1% versus first quarter 2019
    Excluding expenses related to COVID-19, total same store cash NOI increased 1.5% versus first quarter 2019
  Normalized Funds from Operations (“Normalized FFO”) of $13.5 million, or $0.16 per diluted share
  AFFO of $14.1 million, or $0.17 per diluted share
    Excluding expenses related to COVID-19, AFFO of $14.6 million, or $0.17 per diluted share
  Normalized Funds Available for Distribution (“Normalized FAD”) of $12.2 million, or $0.15 per diluted share
  Ended the quarter with $135.1 million of cash and cash equivalents on hand with no significant debt maturities until 2024

FIRST QUARTER 2020 & RECENT BUSINESS HIGHLIGHTS

  Delivered strong first quarter 2020 same store NOI and AFFO per share results, consistent with expectations at the start of the year
  Completed the AL/MC Transaction in February 2020, for a gross sale price of $385 million
  In conjunction with the AL/MC Transaction, significantly strengthened the balance sheet through the following activities:
    Repaid approximately $360 million of debt with proceeds from the AL/MC Transaction
    Completed nearly $400 million of debt refinancing activity, resulting in lower debt costs and an extension of the Company’s average debt maturity by two years
  In light of uncertainty caused by the COVID-19 pandemic, the Company is withdrawing its previously issued 2020 guidance
  The Company declared a dividend of $0.065 per common share for the quarter ended March 31, 2020, a 50% reduction from its prior dividend level, in light of the uncertainty
  The Company is providing an update below on the impact of COVID-19

Susan Givens, Chief Executive Officer of the Company commented, “Following a very strong 2019, our solid results in the first quarter of 2020, which were consistent with our initial expectations at the start of the year, are clearly overshadowed by current events and the disruption from the COVID-19 pandemic. This crisis has severely impacted the world, with at-risk populations, including the seniors that our communities serve, being disproportionately affected. The health and safety of our residents and our operators' associates around the country remains our top priority. We and our operators continue to be intensely focused on protecting and supporting our communities and implementing enhanced protocols. Along those lines, we worked closely with our operators early on and made the decision to restrict community access in an effort to protect residents and associates. As a result, we had fewer move-ins in the second half of March and April and higher expenses as our operators have worked to limit the spread of the virus. We acknowledge these actions will have a near-term financial impact on the Company.

Ms. Givens continued, “Based upon how quickly the pandemic has evolved over the past couple of months, it is difficult to predict the length or shape of the recovery at this point. For that reason, we took the difficult, but prudent, step to reduce the quarterly dividend. We expect that the Company’s Board of Directors will continue to re-evaluate the dividend on a quarterly basis. Further, we have also decided to withdraw our previously provided 2020 guidance. We remain committed to transparency and intend to provide further updates regarding the impacts of COVID-19 on our financial results as we move forward. We strongly believe that the value of senior housing, and independent living in particular, remains intact. We continue to have confidence in the favorable demographic trends in the industry and the long-term value of our portfolio and our business, and we believe that the actions that we have taken will ultimately strengthen our position as we move forward.

“We would like to thank and commend all of our operators and the staff at our communities, who continue to serve our residents with exceptional care and purpose. These are extraordinary times to be serving seniors, and we appreciate all that they are doing on behalf of our New Senior communities,” Givens concluded.

FIRST QUARTER 2020 RESULTS

Dollars in thousands, except per share data
	For the Quarter Ended March 31, 2020			For the Quarter Ended March 31, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP (Unaudited)
Net loss attributable to common stockholders	$5,239	$0.06	$0.06	$(11,791)	$(0.14)	$(0.14)

Non-GAAP(A)
NOI	$35,525	N/A	N/A	$40,272	N/A	N/A
FFO	2,783	0.03	0.03	8,996	0.11	0.11
Normalized FFO	13,535	0.16	0.16	11,553	0.14	0.14
AFFO	14,099	0.17	0.17	13,157	0.16	0.16
Normalized FAD (B)	12,234	0.15	0.15	11,290	0.14	0.14
(A) See end of press release for reconciliation of non-GAAP measures to net loss.
(B) Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.

FIRST QUARTER 2020 GAAP RESULTS

New Senior recorded GAAP net income of $5.2 million, or $0.06 per diluted share, for the first quarter of 2020, compared to a GAAP net loss of $11.8 million, or $(0.14) per diluted share, for the first quarter of 2019. The year over year increase was primarily driven by the gain on sale of real estate of $20.0 million realized in connection with the AL/MC Transaction.

FIRST QUARTER 2020 PORTFOLIO PERFORMANCE

	Same Store Cash NOI
	Properties	1Q 2019	1Q 2020	YoY
Managed Properties	102	$33,646	$33,637	0.0%
NNN Property	1	1,411	1,450	2.8%
Total Portfolio	103	$35,057	$35,087	0.1%

Total Portfolio	103	$35,057	$35,087	0.0%
COVID-19 Related Expenses	-	-	501	-
Total Portfolio Adjusted for COVID-19 Related Expenses	103	$35,057	$35,588	1.5%

2020 GUIDANCE

The Company’s full year 2020 guidance provided on February 27, 2020 did not factor in any disruption on the Company’s business from the COVID-19 pandemic. In light of the uncertainty caused by the COVID-19 pandemic, the Company is now withdrawing its previously provided 2020 guidance. The ultimate impact of the pandemic will depend on a variety of factors, and it remains too early to estimate the complete effects of COVID-19 on the Company’s future results. As those factors become clearer, the Company will provide further updates as appropriate.

FIRST QUARTER DIVIDEND

Due to the anticipated impact of the COVID-19 pandemic, on May 4, 2020, the Company’s Board of Directors declared a cash dividend of $0.065 per share for the quarter ended March 31, 2020. The dividend is payable on June 19, 2020 to shareholders of record on June 5, 2020.

COVID-19 IMPACT ON THE COMPANY

The Company’s top priority is the health and safety of our residents and associates around the country. We and our operators remain focused on protecting and supporting our communities and enforcing necessary protocols in accordance with applicable guidelines and directives from federal, state and local governments and health agencies. While COVID-19 did not materially affect our first quarter 2020 results, our Company has been, and will continue to be, impacted by COVID-19 in a number of ways as we move forward.

Overview

As of March 31, 2020, we owned a portfolio of 102 independent living (“IL”) communities and one continuing care retirement center (“CCRC”). We have over 10,800 residents across our 103 communities, which are managed by three different operators and one tenant, and are staffed by over 3,300 associates. The typical entry age of a resident into one of our communities is 81, and the average length of stay at one of our communities is 2.5 to 3 years.

Our experience since the onset of the pandemic includes the following observations:

  All of our communities have remained open and operational since the start of the COVID-19 pandemic
  Our three operators and one tenant have all put into place various restrictions and protocols to address the COVID-19 pandemic at our communities around the country, including restrictions on move-ins, restrictions on non-essential visitors, restrictions on communal dining and activities, enhanced cleaning protocols and requirements to wear personal protective equipment
  As of May 6, 2020, our operators have reported a total of 141 positive cases (101 residents and 40 associates) across 16 communities; 58 of the 101 resident cases have been concentrated at our CCRC located in Philadelphia, Pennsylvania
  Holiday Retirement (“Holiday”), our largest operating partner, manages 98 of our 103 communities, representing 94% of our total NOI as of the end of the first quarter. As of May 6, 2020, they have reported 33 positive resident cases, representing 0.3% of total residents
  As we look forward to easing restrictions at our communities in the future, it is important to note that due to the at-risk population that the Company’s communities serve, we expect that many of the restrictions and protocols in place at our communities will continue for some time, even as federal, state and local stay-at-home, shelter-in-place and social distancing orders are relaxed

Occupancy

  Due to, in large part, the restrictions on tours and move-ins at our communities in the second half of March 2020, total portfolio occupancy declined 130bps from 88.7% on February 29, 2020 to 87.4% on March 31, 2020
  In April 2020, the first full month to be impacted by the pandemic, occupancy declined by another 120bps from 87.4% on March 31, 2020 to 86.2% on April 30, 2020. Additional information for the month of April is listed below:
    Monthly move-ins decreased 55% versus January/February averages (largely as a result of enhanced protocols restricting move-ins and sales activities)
    Monthly move-outs decreased 9% versus January/February averages (driven by lower voluntary move-outs throughout the portfolio)
    Monthly leads decreased 42% versus January/February averages (as a result of a significant decline across all lead channels, including third-party referrals, online advertising and in-person outreach)
  The Company expects to experience additional declines in occupancy going forward due to the various measures taken to stem the spread of COVID-19 within our communities

Expenses

  Operating expenses have increased since the onset of the pandemic as a result of enhanced safety protocols, which include costs for the acquisition of personal protective equipment, supplies, enhanced cleaning and the need for additional labor
  Operating expenses associated with COVID-19 have escalated following the end of the first quarter of 2020. Based on preliminary results, the Company expects to incur approximately $1 million of expenses in April 2020 related to the pandemic. These expenses represent an increase of approximately 5% versus our budgeted expenses for the month, which we expect will be offset by lower variable expenses as a result of reduced occupancy and move-in levels
  The Company is not able to reasonably predict the total amount of costs it will incur related to the pandemic in the future, and such costs, which could include additional costs not listed above, could vary by community and could be impacted as the Company’s operating partners work to lift restrictions

Liquidity & Capital Structure

  The Company has taken, and continues to take, actions to enhance and preserve liquidity in response to the COVID-19 pandemic
    In March 2020, as a precautionary measure when the pandemic was just emerging, the Company drew $100 million on its revolving credit facility and had $135.1 million of cash and cash equivalents as of March 31, 2020. The Company currently expects to repay a portion of the revolver in the second or third quarter of 2020
    The Company also temporarily suspended all discretionary capital expenditure projects
    The Board reduced the quarterly dividend by 50% to $0.065 per share
  As of March 31, 2020, 49% of the Company’s debt is comprised of floating rate debt. One-month LIBOR has declined from 1.7% at the beginning of 2020 to 0.2% as of May 6, 2020, and we expect the decrease in interest expense to offset some of the NOI decline resulting from the COVID-19 pandemic
  As a result of several initiatives completed in 2019 and 2020, as well as the actions listed above, the Company has materially improved its free cash flow profile, has limited near-term debt maturities and believes it has sufficient liquidity

The discussion above includes forward-looking statements, which are not guarantees of future performance. This may be the result of a wide range of factors, including the speed, geographic reach and duration of the COVID-19 pandemic; the legal, regulatory and administrative developments that occur at the federal, state and local levels; the efficacy of our operators’ infectious disease protocols and prevention efforts; the broader impact of the pandemic on local economies and labor markets; and the overall demand for our communities in the recovery period following the pandemic.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, including more information regarding the COVID-19 pandemic and its impact on our business, please refer to the Company Presentation and to the Quarterly Supplement, each of which is posted in the Investor Relations section of New Senior’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on May 8, 2020 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (888) 317-6003 (from within the U.S.) or (412) 317-6061 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please use entry number “1543788”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through June 8, 2020 by dialing (877) 344-7529 (from within the U.S.) or (412) 317-0088 (from outside the U.S.); please use access code “10143101.”

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding expectations with respect to the potential range of 2020 financial results, the expected impact of the COVID-19 pandemic on our business, liquidity, properties, operators and the health systems and populations that we serve; the cost and effectiveness of measures we have taken to respond to the COVID-19 pandemic, including health and safety protocols and system capacity enhancements that are intended to limit the transmission of COVID-19 at our properties; and our expected occupancy rates and operating expenses. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the continuing impact of COVID-19 on our operations and the operation of our facilities, including ongoing cases at certain of our facilities, our ability to successfully manage the asset management by third parties, and market conditions affecting demand and supply for senior housing. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our results to differ materially from those anticipated by any forward-looking statements. Forward-looking statements contained herein, and all statements made in this press release, speak only as of the date of this press release, and the Company expressly disclaims any duty or obligation to release publicly any updates or revisions to any statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets
(dollars in thousands, except share data)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Real estate investments:
Land	$ 134,643	$ 134,643
Buildings, improvements and other	1,972,758	1,970,036
Accumulated depreciation	(368,979)	(351,555)
Net real estate property	1,738,422	1,753,124
Acquired lease and other intangible assets	7,642	7,642
Accumulated amortization	(2,327)	(2,238)
Net real estate intangibles	5,315	5,404
Net real estate investments	1,743,737	1,758,528

Assets from discontinued operations	—	363,489
Cash and cash equivalents	135,103	39,614
Receivables and other assets, net	32,148	33,078
Total Assets	$ 1,910,988	$ 2,194,709

Liabilities, Redeemable Preferred Stock and Equity
Liabilities
Debt, net	$ 1,585,936	$ 1,590,632
Liabilities from discontinued operations	—	267,856
Accrued expenses and other liabilities	62,313	59,320
Total Liabilities	1,648,249	1,917,808

Redeemable preferred stock, $0.01 par value with $100 liquidation preference, 400,000 shares authorized, issued and outstanding as of March 31, 2020 and December 31, 2019	40,500	40,506

Equity
Preferred stock, $0.01 par value, 99,600,000 shares (excluding 400,000 shares of redeemable preferred stock) authorized, none issued or outstanding as of March 31, 2020 and December 31, 2019	—	—

Common stock, $0.01 par value, 2,000,000,000 shares authorized, 82,880,222 and 82,964,438 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	829	830
Additional paid-in capital	902,288	901,889
Accumulated deficit	(666,424)	(660,588)
Accumulated other comprehensive loss	(14,454)	(5,736)
Total Equity	222,239	236,395

Total Liabilities, Redeemable Preferred Stock and Equity	$ 1,910,988	$ 2,194,709

Consolidated Statements of Operations
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Revenues
Resident fees and services	$ 85,007	$ 85,749
Rental revenue	1,583	1,582
Total revenues	86,590	87,331

Expenses
Property operating expense	51,065	52,939
Interest expense	17,219	19,850
Depreciation and amortization	17,536	16,994
General and administrative expense	5,846	4,978
Acquisition, transaction and integration expense	133	492
Loss on extinguishment of debt	5,884	—
Other (income) expense	(105)	1,315
Total expenses	97,578	96,568
Loss before income taxes	(10,988)	(9,237)
Income tax expense	60	36
Loss from continuing operations	(11,048)	(9,273)
Discontinued Operations:
Gain on sale of real estate	19,992	—
Loss from discontinued operations	(3,107)	(1,920)
Discontinued operations, net	16,885	(1,920)
Net income (loss)	5,837	(11,193)
Deemed dividend on redeemable preferred stock	(598)	(598)
Net income (loss) attributable to common stockholders	$ 5,239	($ 11,791)

Basic earnings per common share: (A)
Loss from continuing operations attributable to common stockholders	($ 0.14)	($ 0.12)
Discontinued operations, net	0.20	(0.02)
Net income (loss) attributable to common stockholders	$ 0.06	($ 0.14)

Diluted earnings per common share:
Loss from continuing operations attributable to common stockholders	($ 0.14)	($ 0.12)
Discontinued operations, net	0.20	(0.02)
Net income (loss) attributable to common stockholders	$ 0.06	($ 0.14)

Weighted average number of shares of common stock outstanding
Basic	82,386,622	82,203,069
Diluted (B)	82,386,622	82,203,069

Dividends declared per share of common stock	$ 0.065	$ 0.13
(A) Basic earnings per common share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. The outstanding shares used to calculate the weighted average basic shares exclude 493,599 and 800,381 restricted stock awards, net of forfeitures, as of March 31, 2020 and 2019 respectively, as those shares were issued but were not vested and therefore, not considered outstanding for purposes of computing basic income (loss) per share. Diluted EPS is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

(B) Dilutive share equivalents and options were excluded for the three months ended March 31, 2020 and 2019 as their inclusion would have been anti-dilutive given our loss position.

Reconciliation of NOI to Net Income
(dollars in thousands)
For the Quarter Ended
March 31, 2020
Total revenues	$86,590
Property operating expense	(51,065)
NOI	35,525

Interest expense	(17,219)
Depreciation and amortization	(17,536)
General and administrative expense	(5,846)
Acquisition, transaction and integration expense	(133)
Loss on extinguishment of debt	(5,884)
Other income	105
Income tax expense	(60)
Loss from continuing operations	(11,048)
Discontinued Operations:
Gain on sale of real estate	19,992
Loss from discontinued operations	(3,107)
Discontinued operations, net	16,885
Net income (loss)	5,837
Deemed dividend on redeemable preferred stock	(598)
Net income attributable to common stockholders	$5,239

Reconciliation of Net Income to FFO, Normalized FFO, AFFO and Normalized FAD (unaudited)
(dollars and shares in thousands, except per share data)

For the Quarter Ended
March 31, 2020
Net income attributable to common stockholders	$5,239
Adjustments(1):
Gain on sale of real estate	(19,992)
Depreciation and amortization	17,536
FFO	$2,783
FFO per basic and diluted share	$0.03
Acquisition, transaction and integration expense	1,170
Loss on extinguishment of debt	9,486
Compensation expense related to transition awards	390
Other income(2)	(294)
Normalized FFO	$13,535
Normalized FFO per basic and diluted share	$0.16
Straight-line rent	(134)
Amortization of deferred financing costs	906
Amortization of deferred community fees and other(3)	(1,314)
Amortization of equity-based compensation	1,106
AFFO	$14,099
AFFO per basic and diluted share	$0.17
Routine capital expenditures	(1,865)
Normalized FAD	$12,234
Normalized FAD per basic and diluted share	$0.15

Weighted average basic shares outstanding	82,387
Weighted average diluted shares outstanding	83,914

1) Includes amounts related to 28 AL/MC properties that were classified as discontinued operations as of December 31, 2019 and sold in February 2020.
2) Primarily includes insurance recoveries and casualty related charges.
3) Includes amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	1Q 2020			1Q 2019
	Managed	Other Properties		Managed	Other Properties
	IL Properties		Total	IL Properties		Total
Same Store Cash NOI (excluding COVID-19 related expenses)	$34,138	$1,450	$35,588	$33,646	$1,411	$35,057
COVID-19 related expenses	(501)	-	(501)	-	-	-
Same Store Cash NOI	33,637	1,450	35,087	33,646	1,411	35,057
Non-Same Store Cash NOI	-	-	-	-	(249)	(249)
Straight-line rental revenue	-	134	134	-	206	206
Amortization of deferred community fees and other(1)	305	(2)	303	(620)	(2)	(622)
Segment / Total NOI	$33,942	$1,582	$35,525	$33,026	$1,366	$34,392

Interest expense			(17,219)			(19,850)
Depreciation and amortization			(17,536)			(16,994)
General and administrative expense			(5,846)			(4,978)
Acquisition, transaction & integration expense			(133)			(492)
Loss on extinguishment of debt			(5,884)			-
Other income (expense)			105			(1,315)
Income tax expense			(60)			(36)
Loss from continuing operations			(11,048)			(9,273)
Gain on sale of real estate			19,992			-
Loss from discontinued operations			(3,107)			(1,920)
Discontinued operations, net			16,885			(1,920)
Net income (loss)			5,837			(11,193)
Deemed dividend on redeemable preferred stock			(598)			(598)
Net income (loss) attributable to common stockholders			$5,239			($11,791)

(1) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.
Reconciliation of Quarter-over-Quarter Cash NOI (unaudited)
(dollars in thousands)

	1Q 2020			4Q 2019
	Managed	Other Properties		Managed	Other Properties
	IL Properties		Total	IL Properties		Total
Same Store Cash NOI (excluding COVID-19 related expenses)	$34,138	$1,450	$35,588	$34,502	$1,450	$35,953
COVID-19 related expenses	(501)	-	(501)	-	-	-
Same Store Cash NOI	33,637	1,450	35,087	34,502	1,450	35,953
Straight-line rental revenue	-	134	134	-	134	134
Amortization of deferred community fees and other(1)	305	(2)	303	(21)	(2)	(23)
Segment / Total NOI	$33,942	$1,582	$35,525	$34,481	$1,583	$36,063

Interest expense			(17,219)			(17,982)
Depreciation and amortization			(17,536)			(17,502)
General and administrative expense			(5,846)			(5,925)
Acquisition, transaction & integration expense			(133)			(332)
Loss on extinguishment of debt			(5,884)			-
Other income (expense)			105			(683)
Income tax expense			(60)			(22)
Litigation proceeds, net			-			82
Loss from continuing operations			(11,048)			(6,301)
Gain on sale of real estate			19,992			-
Loss (income) from discontinued operations			(3,107)			245
Discontinued operations, net			16,885			245
Net income (loss)			5,837			(6,056)
Deemed dividend on redeemable preferred stock			(598)			(605)
Net income (loss) attributable to common stockholders			$5,239			($6,661)

(1) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this press release. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI and Cash NOI

The Company evaluates the performance of each of its three business segments based on NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The sum of the NOI for each segment is total NOI, which the Company uses to evaluate the aggregate performance of its segments. The Company defines Cash NOI as NOI excluding the effects of straight-line rent, amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and Cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, or classified as held for sale or discontinued operations during the comparable periods are excluded from the same store amounts. Please see the Company’s most recent quarterly report filed with the Securities and Exchange Commission for more information.

FFO and Other Non-GAAP Measures

We use Funds From Operations ("FFO") and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as GAAP net income (loss) attributable to common stockholders, which includes loss from discontinued operations, excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation to affiliate recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to the affiliate; (g) gain on lease termination; (h) compensation expense related to transition awards; (i) litigation proceeds; and (j) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in our Consolidated Statements of Operations.

We also use Adjusted FFO (“AFFO”) and Normalized FAD as supplemental measures of our operating performance. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium or discount on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives, and (f) amortization of equity-based compensation expense.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders. We believe Normalized FAD is useful because it fully reflects the additional economic costs of maintaining the condition of the portfolio.

Contacts

Jane Ryu
(646) 822-3700